Exhibit 99.1

CVRx Reports Third Quarter 2026 Financial and Operating Results

MINNEAPOLIS, November 5, 2026 (GLOBE NEWSWIRE) -- CVRx, Inc. (NASDAQ: CVRX) ("CVRx"), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, today announced its financial and operating results for the third quarter of 2026.

Recent Highlights

●	Total revenue for the third quarter of 2026 was $13.8 million

●	U.S. revenue for the third quarter of 2026 was $13.0 million

●	Active implanting centers in the U.S. increased to 262 as of September 30, 2026, as compared to 250 as of September 30, 2025

●	A second major Medicare Advantage provider has issued a coverage policy for Barostim, effective July 17, 2026, covering the current FDA-approved indication and patients enrolled in BENEFIT-HF. In total, these two policies represent approximately 21% of Medicare Advantage enrollment

●	Had a significant presence at the Heart Failure Society of America (HFSA) Annual Scientific Meeting 2026 including podium presentations featuring late-breaking REBALANCE Registry data as well as new real-world evidence in patients with heart failure with mildly reduced ejection fraction (HFmrEF)

●	Appointed John Landry as Chief Financial Officer effective November 6, 2026, bringing more than 20 years of financial leadership experience in the medical device industry

“While we recognize there is more work ahead, we remain encouraged by the progress we are making on key strategic initiatives, including the expansion of Medicare Advantage coverage and the clinical evidence released at HFSA,” said Kevin Hykes, President and Chief Executive Officer of CVRx. “With new Medicare Advantage coverage policies, BENEFIT-HF enrolling, and continued focus on commercial execution, we are confident in our ability to bring this therapy to more patients living with heart failure.”

Third Quarter 2026 Financial and Operating Results

Revenue was $13.8 million for the three months ended September 30, 2026, a decrease of $0.9 million, or 6%, over the three months ended September 30, 2025.

Revenue generated in the U.S. was $13.0 million for the three months ended September 30, 2026, a decrease of $0.5 million, or 4%, over the three months ended September 30, 2025. Revenue units in the U.S. totaled 412 and 420 for the three months ended September 30, 2026, and 2025, respectively. The decreases were primarily driven by lower sales force productivity and a prolonged challenge with one of our largest payers. Revenue also reflected higher-than-usual implants by centers that already had existing units to implant, which was more than offset by a larger annual purchase that occurred in the third quarter that we otherwise would have expected to occur in the fourth quarter.

As of September 30, 2026, the Company had a total of 262 active implanting centers in the U.S., compared to 250 as of September 30, 2025. Active implanting centers are customers that have completed at least one commercial HF implant in the last 12 months. As of September 30, 2026, the number of sales territories in the U.S. was 56 as compared to 50 sales territories as of September 30, 2025.

Revenue generated in Europe was $0.9 million for the three months ended September 30, 2026, a decrease of $0.3 million, or 27%, over the three months ended September 30, 2025. Total revenue units in Europe decreased to 38 for the three months ended September 30, 2026, compared to 50 in the prior year period. The number of sales territories in Europe remained unchanged at five for the three months ended September 30, 2026.

Gross profit was $12.0 million for the three months ended September 30, 2026, a decrease of $0.8 million, or 6%, over the three months ended September 30, 2025. Gross margin was 87% for both the three months ended September 30, 2026, and September 30, 2025.

R&D expenses decreased $0.5 million, or 16%, to $2.7 million for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. This change was driven by a $0.4 million decrease in headcount expenses and a $0.2 million decrease in consulting expenses, partially offset by a $0.1 million increase in clinical trial expenses.

SG&A expenses increased $0.5 million, or 2%, to $22.4 million for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. This change was primarily driven by a $0.7 million increase in legal expenses, a $0.4 million increase in travel expenses, and a $0.4 million increase in consulting and contract labor expenses, partially offset by a $0.8 million decrease in advertising expenses and a $0.1 million decrease in insurance expenses.

Interest expense increased $0.1 million for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. This increase was driven by higher interest expense resulting from increased borrowings under the term loan agreement with Innovatus Capital Partners.

Other income, net decreased $0.4 million for the three months ended September 30, 2026, compared to the three months ended September 30, 2025. This decrease was driven by lower interest income from lower balances in our interest-bearing accounts.

Net loss was $14.2 million, or $0.52 per share, for the three months ended September 30, 2026, compared to a net loss of $12.9 million, or $0.49 per share, for the three months ended September 30, 2025. Net loss per share was based on 27.2 million weighted-average shares outstanding for the three months ended September 30, 2026, and 26.2 million weighted average shares outstanding for the three months ended September 30, 2025.

As of September 30, 2026, cash and cash equivalents were $58.7 million. Net cash used in operating and investing activities was $11.0 million for the three months ended September 30, 2026, compared to $10.0 million for the three months ended September 30, 2025.

Business Outlook

For the full year of 2026, the Company now expects:

●	Total revenue between $56.0 million and $57.0 million, compared to prior guidance of between $58.0 million and $60.0 million;

●	Gross margin between 86% and 87%;

●	Operating expenses between $99 million and $101 million.

For the fourth quarter of 2026, the Company expects to report total revenue between $11.7 million and $12.7 million.

Operating Expense Reductions

The Company has taken a comprehensive set of actions to reduce the baseline cost structure. These actions included reductions in non-commercial functions, while continuing to invest in sales and reimbursement teams. The Company is being disciplined about filling open positions and has pulled back on marketing and research and development projects that are not expected to impact revenue.

Clinical Evidence Presented at HFSA

Late-breaking data from the REBALANCE Registry, the largest real-world study of Barostim-treated patients to date was presented at HFSA by Dmitry Yaranov, M.D. of Baptist Memorial Health Care. The data evaluated 435 patients across 45 U.S. centers and has been submitted for publication in a peer reviewed journal. Improvements in New York Heart Association (NYHA) functional class and an increase in average left ventricular ejection fraction (LVEF) were observed over follow-up, while blood pressure and other hemodynamic parameters remained stable. In addition, real-world evidence was presented by JoAnn Lindenfeld, M.D. of Vanderbilt University, regarding patients with HFmrEF, that included an analysis of hospitalization burden.

CFO Transition and Inducement Grant Under Nasdaq Listing Rules

As previously announced, John Landry was appointed to serve as the Company’s Chief Financial Officer, which appointment will be effective Nov. 6, 2026. Mr. Landry succeeds Jared Oasheim whose resignation and transition plan was previously announced.

Pursuant to Mr. Landry’s employment offer letter with the Company, on Nov. 9, 2026, Mr. Landry will receive stock options to purchase 186,447 shares of common stock and restricted stock units for 41,433 shares of common stock. The stock options vest as to 25% of the shares on the first annual anniversary of the date Mr. Landry’s employment commenced and then in successive equal monthly installments over the subsequent three years. The restricted stock units vest as to 25% of the shares on each annual anniversary of the date Mr. Landry’s employment commenced. Vesting of the awards is subject to Mr. Landry’s continued employment with the Company and the terms and conditions in the award agreements. The exercise price of the stock options will be equal to the closing price of the Company’s common stock on the grant date. The stock options and restricted stock units are granted as a material inducement to Mr. Landry joining the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

Webcast and Conference Call Information

The Company will host a conference call to review its results at 4:30 p.m. Eastern Time today. A live webcast of the investor conference call will be available online at the investor relations page of the Company’s website at ir.cvrx.com. To listen to the conference call on your telephone, please dial 1-877-704-4453 for U.S. callers, or 1-201-389-0920 for international callers, approximately ten minutes prior to the start time.

About CVRx, Inc.

CVRx is a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases. Barostim™ is the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure. Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has been certified as compliant with the EU Medical Device Regulation (MDR) and holds CE Mark approval for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial performance (including our financial guidance regarding full year and fourth quarter 2026 results), our anticipated growth strategies (including statements regarding the expected timing, enrollment, scope and outcomes of the BENEFIT-HF clinical trial, potential expansion of the Barostim indication, and anticipated benefits of Barostim therapy), anticipated trends in our industry, our business prospects and our opportunities. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “outlook,” “guidance,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our expectations regarding enrollment in BENEFIT-HF and the resulting impact on our addressable market; our history of significant losses, which we expect to continue; our limited history operating as a commercial company and our dependence on a single product, Barostim; our limited commercial sales experience marketing and selling Barostim; our ability to continue demonstrating to physicians and patients the merits of our Barostim; any failure by third-party payors to provide adequate coverage and reimbursement for the use of Barostim; our competitors’ success in developing and marketing products that are safer, more effective, less costly, easier to use or otherwise more attractive than Barostim; any failure to receive access to hospitals; our dependence upon third-party manufacturers and suppliers, and in some cases a limited number of suppliers; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide; product liability claims; future lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and ultimately unsuccessful; any failure to retain our key executives or recruit and hire new employees; impacts on adoption and regulatory approvals resulting from additional long-term clinical data about our product, including those resulting from the BENEFIT-HF trial; and other important factors that could cause actual results, performance or achievements to differ materially from those that are found in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Investor Contact:

Mark Klausner

ICR Healthcare

410-627-2087

ir@cvrx.com

Media Contact:

Emily Meyers

CVRx, Inc.

763-416-2853
emeyers@cvrx.com

CVRx, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$58,746	$75,708
Accounts receivable, net of allowances of $868 and $871, respectively	9,589	10,665
Inventory	13,628	12,205
Prepaid expenses and other current assets	3,060	3,069
Total current assets	85,023	101,647
Property and equipment, net	1,940	2,243
Operating lease right-of-use asset	623	878
Other non-current assets	26	26
Total assets	$87,612	$104,794
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,142	$3,833
Accrued expenses	8,368	9,484
Total current liabilities	12,510	13,317
Long-term debt	58,655	49,514
Operating lease liability, non-current portion	349	638
Other long-term liabilities	2,280	2,001
Total liabilities	73,794	65,470
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 authorized as of September 30, 2026 and December 31, 2025; 28,485,256 and 26,311,607 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	285	263
Additional paid-in capital	645,716	629,916
Accumulated deficit	(631,979)	(590,652)
Accumulated other comprehensive loss	(204)	(203)
Total stockholders’ equity	13,818	39,324
Total liabilities and stockholders’ equity	$87,612	$104,794

CVRx, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenue	$13,832	$14,690	$44,306	$40,627
Cost of goods sold	1,834	1,937	5,703	6,112
Gross profit	11,998	12,753	38,603	34,515
Operating expenses:
Research and development	2,655	3,146	8,869	8,132
Selling, general and administrative	22,388	21,875	67,963	66,464
Total operating expenses	25,043	25,021	76,832	74,596
Loss from operations	(13,045)	(12,268)	(38,229)	(40,081)
Interest expense	(1,607)	(1,480)	(4,736)	(4,410)
Other income, net	488	875	1,641	3,108
Loss before income taxes	(14,164)	(12,873)	(41,324)	(41,383)
Benefit (provision) for income taxes	1	3	(3)	11
Net loss	(14,163)	(12,870)	(41,327)	(41,372)
Cumulative translation adjustment	—	(1)	(1)	2
Comprehensive loss	$(14,163)	$(12,871)	$(41,328)	$(41,370)
Net loss per share, basic and diluted	$(0.52)	$(0.49)	$(1.55)	$(1.59)
Weighted-average common shares used to compute net loss per share, basic and diluted	27,246,765	26,168,562	26,708,952	26,039,718